Exhibit 99.(g)(2)

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN

BAIN CAPITAL SPECIALTY FINANCE, INC.

AND

BCSF ADVISORS, LP

This Amended and Restated Investment Advisory Agreement is hereby made as of the       day of      , 2018 (this “Agreement”), the date of the closing of the Company’s Initial Public Offering (the “IPO”), by and between BAIN CAPITAL SPECIALTY FINANCE, INC., a Delaware corporation (the “Company”), and BCSF ADVISORS, LP, a Delaware limited partnership (the “Advisor”).

WHEREAS, the Company operates as a closed-end, non-diversified management investment company;

WHEREAS, the Company has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

WHEREAS, the Company and the Advisor are party to that certain investment advisory agreement dated October 6, 2016 by and between the Company and the Advisor (the “Prior Agreement”); and

WHEREAS, effective upon the closing of the Company’s IPO, the Company and the Advisor desire to amend and restate the Prior Agreement to set forth the terms and conditions for the continued provision by the Advisor of investment advisory services to the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.             Duties of the Advisor.

(a)           The Company hereby employs the Advisor to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board of Directors”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Registration Statement of the Company, as the same may be amended from time to time, (ii) in accordance with the Investment Company Act, the Investment Advisers Act and all other applicable federal and state law and (iii) in accordance with the Company’s certificate of incorporation and bylaws. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company (including performing due diligence on prospective portfolio companies); (iii) execute, close, service and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain or sell; and (v) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

The Advisor shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing or to refinance existing debt financing, the Advisor shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Advisor to make investments on behalf of the Company through a subsidiary or special purpose vehicle, the Advisor shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the Investment Company Act.

(b)           The Advisor hereby accepts such employment and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.

(c)           Subject to the requirements of the Investment Company Act, the Advisor is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Advisor”) pursuant to which the Advisor may obtain the services of the Sub-Advisor(s) to assist the Advisor in fulfilling its responsibilities hereunder. Specifically, the Advisor may retain a Sub-Advisor to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Advisor, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject in all cases to the oversight of the Advisor and the Company. The Advisor, and not the Company, shall be responsible for any compensation payable to any Sub-Advisor. Any sub-advisory agreement entered into by the Advisor shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law.

(d)           For all purposes herein provided, the Advisor shall be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)           The Advisor shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Company, shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Advisor agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Advisor may retain a copy of such records.

2.             Company’s Responsibilities and Expenses Payable by the Company.

(a)           All investment professionals of the Advisor and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Advisor and not by the Company. The Company shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to: (a) initial organization costs incurred prior to the commencement of the Company’s operations (up to an aggregate of $1,500,000, it being understood and agreed that the Advisor shall bear all organizational expenses of the Company in excess of such amount); (b) operating costs incurred prior to the commencement of the Company’s operations; (c) calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); (d) fees and expenses, including travel expenses, incurred by the Advisor or payable to third parties in performing due diligence on prospective portfolio companies, monitoring the Company’s investments and, if necessary, enforcing the Company’s rights; (e) interest payable on debt, if any, incurred to finance the Company’s investments; (f) costs of effecting sales and repurchases of the Company’s common stock and other securities; (g) the Base Management Fee and any Incentive Fee (each as defined below); (h) distributions on the Company’s common stock; (i) administration fees payable to BSCF Advisors, LP in its capacity as administrator (the “Administrator”) under the Administration Agreement dated as of October 6, 2016 (the “Administration Agreement”); (j) transfer agent and custody fees and expenses; (k) the allocated costs incurred by the Administrator in providing managerial assistance to those portfolio companies that request it; (l) other expenses incurred by the Advisor, the Administrator, the sub-administrator or the Company in connection with administering its business, including payments made to third-party providers of goods or services and payments to the Administrator that will be based upon the Company’s allocable portion of overhead; (m) amounts payable to third parties relating to, or associated with, evaluating, making and disposing of investments; (n) brokerage fees and commissions; (o) federal and state registration fees; (p) any stock exchange listing fees; (q) taxes; (r) independent director fees and expenses; (s) costs associated with the Company’s reporting and compliance obligations under the Investment Company Act and applicable U.S. federal and state securities laws; (t) the costs of any reports, proxy statements or other notices to the Company’s stockholders, including printing costs; (u) costs of holding stockholder meetings; (v) the Company’s fidelity bond; (w) directors and officers/errors and omissions liability insurance, and any other insurance premiums; (x) litigation, indemnification and other non-recurring or extraordinary expenses; (y) direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, staff, audit and legal costs; (z) fees and expenses associated with marketing efforts; (aa) dues, fees and charges of any trade association of which the Company is a member; and (bb) all other expenses reasonably incurred by the Company, the Administrator or the sub-administrator in connection with administering the Company’s business, such as the allocable portion of overhead under the Administration Agreement, including rent and the Company’s allocable portion of the costs and expenses of its chief compliance officer, chief financial officer and their respective staffs.

(b)           To the extent that expenses to be borne by the Company are paid by the Advisor, the Company will reimburse the Advisor for such expenses; provided, however, that the Advisor agrees to waive its right to reimbursement to the extent that it would cause any distributions to the Company’s stockholders to constitute a return of capital.

3.             Compensation of the Advisor. The Company agrees to pay, and the Advisor agrees to accept, as compensation for the investment advisory and management services provided by the Advisor hereunder, a fee consisting of two components:  a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Company shall make any payments due hereunder to the Advisor or to the Advisor’s designee as the Advisor may otherwise direct. To the extent permitted by applicable law, the Advisor may elect, or adopt a deferred compensation plan pursuant to which it may elect to defer all or a portion of its fees hereunder for a specified period of time.

(a)           The Base Management Fee shall be calculated at an annual rate equal to 1.50% of the gross assets of the Company, including assets purchased with borrowed funds or other forms of leverage but excluding cash and cash equivalents. For services rendered under this Agreement, the Base Management Fee shall be payable quarterly in arrears.

The Base Management Fee shall be calculated based on the average carrying value of the gross assets of the Company at the end of the two most recently completed calendar quarters. Such amount shall be appropriately adjusted (based on the actual number of days elapsed relative to the total number of days in such calendar quarter) for any share issuances or repurchases by the Company during a calendar quarter. The Base Management Fee for any partial month or quarter shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial month or quarter relative to the total number of days in such month or quarter). For purposes of this Agreement, cash equivalents shall mean U.S. government securities and commercial paper instruments maturing within one year of purchase of such instrument by the Company. The fair value of derivative financial instruments held in the Company’s portfolio will be included in the calculation of gross assets of the Company.

(b)           The Incentive Fee shall consist of two parts—an incentive fee based on income and an incentive fee based on capital gains, as follows:

(i)    For the calendar quarter that commenced on October 1, 2018 (“Q4 2018”), the part of the Incentive Fee based on income (the “Income Fee”) will be calculated and payable quarterly in arrears based on the Company’s Pre-Incentive Fee Net Investment Income in respect of such calendar quarter.

(ii)   For each calendar quarter that commences on or after January 1, 2019, the Income Fee will be calculated and payable quarterly in arrears based on the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the current calendar quarter and the eleven preceding calendar quarters beginning with the calendar quarter that commences on or after January 1, 2019 (or the appropriate portion thereof in the case of any of the Company’s first eleven calendar quarters that commence on or after January 1, 2019) (in either case, the “Trailing Twelve Quarters”).

(iii)  For purposes of calculating the Income Fee, Pre-Incentive Fee Net Investment Income means the Company’s interest income, distribution income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies but excluding fees for providing managerial assistance) accrued during the relevant calendar quarter(s), minus the Company’s operating expenses incurred during the relevant calendar quarter(s) (including the Base Management Fee, expenses payable under the Administration Agreement with the Administrator and any interest expense and distributions paid on any issued and outstanding debt or preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as market discount, original issue discount, debt instruments with payment-in-kind (“PIK”) interest, preferred stock with PIK dividends and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

For purposes of computing Pre-Incentive Fee Net Investment Income, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly. Therefore, net interest income, if any, associated with a derivative financial instrument or swap (which represents the difference between (i) the interest income and fees received in respect of the reference assets of the derivative financial instrument or swap and (ii) the interest expense or financing charges paid by the Company to the derivative or swap counterparty) will be included in the calculation of Pre-Incentive Fee Net Investment Income for purposes of the Income Fee.

(iv)  With respect to Q4 2018, Pre-Incentive Fee Net Investment Income in respect of such calendar quarter will be compared to a “Hurdle Amount” equal to the product of (i) the “hurdle rate” of 1.50% per quarter (6.00% annualized) and (ii) the Company’s net assets (defined as total assets less indebtedness and before taking into account any Incentive Fees payable during the period) as of October 1, 2018. There is also a “catch-up” feature described in detail below.

(v)   With respect to any calendar quarter that commences on or after January 1, 2019, Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters will be compared to a “Hurdle Amount” equal to the product of (i) the “hurdle rate” of 1.50% per quarter (6.00% annualized) and (ii) the sum of the Company’s net assets (defined as total assets less indebtedness and before taking into account any Incentive Fees payable during the period) at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Hurdle Amount will be calculated after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for Company subscriptions (which shall include all issuances by the Company of shares of its common stock, including issuances pursuant to its dividend reinvestment plan) and distributions during the applicable calendar quarter. Subject to Section 3(b)(viii), the Income Fee will be based on the amount by which (x) the aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve quarters exceeds (y) the Hurdle Amount in respect of the relevant Trailing Twelve Quarters. The Income Fee that will be paid to the Advisor in respect of a particular calendar quarter will equal the excess of the Income Fee as calculated pursuant to this Section 3(b) less the aggregate Income Fees that were paid to the Advisor in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters.

(vi)  Prior to the occurrence of an initial public offering of the Company’s common stock that results in an unaffiliated public float of at least the lower of (i) $75 million and (ii) 15% of the aggregate capital commitments received by the Company prior to the date of such initial public offering (a “Qualified IPO”), the Company will pay the Income Fee in each calendar quarter as follows:

1.

a.     With respect to Q4 2018, no Income Fee in respect of such calendar quarter if the Company’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Amount;

b.     With respect to any calendar quarter that commences on or after January 1, 2019, no Income Fee in any calendar quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters does not exceed the Hurdle Amount in respect of the relevant Trailing Twelve Quarters;

2.

a.     With respect to Q4 2018, the Income Fee shall equal 100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Pre-Qualified IPO Catch-Up Amount”) determined on a quarterly basis by multiplying 1.7647% by the Company’s net asset value as of October 1, 2018. The Pre-Qualified IPO Catch-Up Amount is intended to provide the Advisor with an incentive fee of 15% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches the Pre-Qualified IPO Catch-Up Amount in respect of Q4 2018;

b.     With respect to any calendar quarter that commences on or after January 1, 2019, the Income Fee shall equal 100% of the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to the Pre-Qualified IPO Catch-Up Amount determined on a quarterly basis by multiplying 1.7647% by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Pre-Qualified IPO Catch-Up Amount is intended to provide the Advisor with an incentive fee of 15% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters reaches the Pre-Qualified IPO Catch-Up Amount in respect of the relevant Trailing Twelve Quarters;

3.

a.     With respect to Q4 2018, provided the Company’s Pre-Incentive Fee Net Investment Income exceeds the Pre-Qualified IPO Catch-Up Amount, the Income Fee shall equal 15% of the amount of the Company’s Pre-Incentive Fee Net Investment Income in respect of Q4 2018; and

b.     With respect to any calendar quarter that commences on or after January 1, 2019, for any calendar quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters exceeds the Pre-Qualified IPO Catch-Up Amount, the Income Fee shall equal 15% of the amount of the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters that exceeds the Pre-Qualified IPO Catch-Up Amount.

(vii)                         On and after the occurrence of a Qualified IPO, the Company will pay the Income Fee in each calendar quarter as follows:

1.

a.     With respect to Q4 2018, no Income Fee in respect of such calendar quarter if the Company’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Amount;

b.     With respect to any calendar quarter that commences on or after January 1, 2019, no Income Fee in any calendar quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters does not exceed the Hurdle Amount in respect of the relevant Trailing Twelve Quarters;

2.

a.     With respect to Q4 2018, the Income Fee shall equal 100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Post-Qualified IPO Catch-Up Amount”) determined on a quarterly basis by multiplying 1.8182% by the Company’s net asset value as of October 1, 2018. The Post-Qualified IPO Catch-Up Amount is intended to provide the Advisor with an incentive fee of 17.5% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches the Post-Qualified IPO Catch-Up Amount in respect of Q4 2018;

b.     With respect to any calendar quarter that commences on or after January 1, 2019, the Income Fee shall equal 100% of the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount but is less than or equal to the Post-Qualified IPO Catch-Up Amount determined on a quarterly basis by multiplying 1.8182% by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters. The Post-Qualified IPO Catch-Up Amount is intended to provide the Advisor with an incentive fee of 17.5% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters reaches the Post-Qualified IPO Catch-Up Amount in respect of the relevant Trailing Twelve Quarters;

3.

a.     With respect to Q4 2018, provided the Company’s Pre-Incentive Fee Net Investment Income exceeds the Post-Qualified IPO Catch-Up Amount, the Income Fee shall equal 17.5% of the amount of the Company’s Pre-Incentive Fee Net Investment Income in respect of Q4 2018; and

b.     With respect to any calendar quarter that commences on or after January 1, 2019, for any calendar quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters exceeds the Post-Qualified IPO Catch-Up Amount, the Income Fee shall equal 17.5% of the amount of the Company’s aggregate Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters that exceeds the Post-Qualified IPO Catch-Up Amount.

These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any share issuances or repurchases by the Company during the current quarter. If the Qualified IPO occurs on a date other than the first day of a calendar quarter, the Income Fee shall be calculated for such calendar quarter at a weighted rate calculated based on the fee rates applicable before and after a Qualified IPO based on the number of days in such calendar quarter before and after a Qualified IPO.

(viii)       With respect to any calendar quarter that commences on or after January 1, 2019, the Income Fee is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in respect of any calendar quarter is an amount equal to 17.5% of the Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant Trailing Twelve Quarters less the aggregate Income Fees that were paid to the Advisor in the preceding eleven calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Quarters. For this purpose, “Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Quarters means (x) Pre-Incentive Fee Net Investment Income in respect of the Trailing Twelve Quarters less (y) any Net Capital Loss, if any, in respect of the Trailing Twelve Quarters. If, in any calendar quarter, the Incentive Fee Cap is zero or a negative value, the Company shall pay no Income Fee to the Advisor in respect of that quarter. If, in any calendar quarter, the Incentive Fee Cap is a positive value but is less than the Income Fee calculated in accordance with Section 3(b) above, the Company shall pay the Advisor the Incentive Fee Cap in respect of such quarter. If, in any calendar quarter, the Incentive Fee Cap is equal to or greater than the Income Fee calculated in accordance with Section 3(b) above, the Company shall pay the Advisor the Income Fee in respect of such quarter.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in respect of such period and (ii) aggregate capital gains, whether realized or unrealized, in respect of such period.

(ix)       The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears in cash as of the end of each fiscal year (or upon termination of this Agreement as set forth below), and will equal (i) prior to a Qualified IPO, 15.0% of the Company’s realized capital gains on a cumulative basis from inception through the end of the fiscal year, and (ii) following a Qualified IPO, 17.5% of the Company’s realized capital gains on a cumulative basis from inception through the end of the fiscal year, in each case computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Capital Gains Fees.

For purposes of computing the Capital Gains Fee, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the Capital Gains Fee.

If a Qualified IPO occurs on a date other than the first day of a fiscal year, a Capital Gains Fee shall be calculated as of the day before the Qualified IPO, with such Capital Gains Fee paid to the Advisor following the end of the fiscal year in which the Qualified IPO occurred. For the avoidance of doubt, such Capital Gains Fee shall be equal to 15.0% of the Company’s realized capital gains on a cumulative basis from inception through the day before the Qualified IPO, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Capital Gains Fees.

Following a Qualified IPO, solely for the purposes of calculating the Capital Gains Fee, the Company will be deemed to have previously paid Capital Gains Fees prior to a Qualified IPO equal to the product obtained by multiplying (a) the actual aggregate amount of previously paid Capital Gains Fees for all periods prior to a Qualified IPO by (b) the number obtained by dividing (x) 17.5% by (y) 15.0%.

In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains Fee.

(c)           In the event that this Agreement is terminated, to calculate the Base Management Fee and Incentive Fee through the termination date, the Company will engage at its own expense a firm acceptable to the Company and the Advisor to determine the maximum reasonable fair value as of the termination date of the Company’s consolidated assets (assuming each asset is readily marketable among institutional investors without minority discount and with an appropriate control premium for any control positions and ascribing an appropriate net present value to unamortized organizational and offering costs and going concern value).

4.             Covenants of the Advisor. The Advisor hereby covenants that it is registered as an investment adviser under the Investment Advisers Act. The Advisor hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.             Excess Brokerage Commissions. The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Advisor determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net result for the Company.

6.             Proxy Voting. The Advisor shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Advisor’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Company has been provided with a copy of the Advisor’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Advisor regarding proxy voting activities undertaken on behalf of the Company. The Advisor shall be responsible for reporting the Company’s proxy voting activities, as required, through periodic filings on Form N-PX.

7.             Limitations on the Employment of the Advisor. The services of the Advisor to the Company are not, and shall not be, exclusive. The Advisor may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Company, subject at all times to applicable law). So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Advisor shall be the only investment adviser for the Company, subject to the Advisor’s right to enter into sub-advisory agreements. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Advisor and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Advisor and directors, officers, employees, partners, stockholders, members and managers of the Advisor and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Company and the Advisor and by the Advisor’s Allocation Policy, the Advisor and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Company or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Company; provided that the Advisor allocates investment opportunities to the Company, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts.

The Advisor is not, and shall not be, obligated to initiate the purchase or sale for the Company of any security that the Advisor and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Advisor, such transaction or investment appears unsuitable or undesirable for the Company. Moreover, it is understood that when the Advisor determines that it would be appropriate for the Company and one or more Managed Accounts to participate in the same investment opportunity, the Advisor shall seek to execute orders for the Company and for such Managed Account(s) on a basis that the Advisor considers to be fair and equitable over time. In such situations, the Advisor may (but is not required to) place orders for the Company and each Managed Account simultaneously or on an aggregated basis. If all such orders are not filled at the same price, the Advisor may cause the Company and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Company and all relevant Managed Accounts on each applicable day. If all such orders cannot be fully executed under prevailing market conditions, the Advisor may allocate the investment opportunities among participating accounts in a manner that the Advisor considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Advisor deems relevant.

8.             Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Advisor or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Advisor or the Administrator shall be deemed to be acting in such capacity solely for the Company and not as a manager, partner, officer and/or employee of the Advisor or the Administrator or under the control or direction of the Advisor or the Administrator, even if paid by the Advisor or the Administrator.

9.             Limitation of Liability of the Advisor; Indemnification. The Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor, including without limitation the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Advisor (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Advisor, including without limitation the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company.

Notwithstanding the preceding sentence of this Paragraph 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

10.          Effectiveness, Duration and Termination of Agreement. This Agreement shall remain in effect for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Directors or by the Advisor. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Upon termination of this Agreement, the Company shall immediately delete the term “Bain Capital” from its corporate name. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Advisor and its representatives as and to the extent applicable.

11.          No Third Party Beneficiaries. This Agreement is made for the benefit of and shall be enforceable by, each of the parties hereto and nothing in this Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person that is not a party (except as herein otherwise specifically provided) to this Agreement.

12.          Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.          Amendments. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

14.          Entire Agreement; Governing Law. This Agreement and the Advisory Fee Waiver Agreement between the parties hereto contain the entire agreement of the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

*           *           *           *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

BAIN CAPITAL SPECIALTY FINANCE, INC.

By:
Name:
Title:

BCSF ADVISORS, LP

By:
Name:
Title:

[Signature page for Investment Advisory Agreement]